Exhibit 99.1

Press Release
2200 West Parkway Boulevard Salt Lake City, Utah 84119-2331 www.franklincovey.com

FRANKLIN COVEY REPORTS FISCAL 2018 THIRD QUARTER FINANCIAL
RESULTS

Sales Increase 15%, or $6.7 Million, Over the Prior Year Third Quarter with Growth in Both the Enterprise and Education Divisions
Gross Profit Increases 28% to $34.9 Million, Gross Margin Improves to 69.2% Compared with 62.5% in the Third Quarter of Fiscal 2017
Subscription Services Momentum Further Strengthens with Paying Subscribers Up 37% to 540,000 Compared with the Third Quarter of the Prior Year
Deferred Subscription Revenue Increases 46% to $34.5 Million Compared with the Third Quarter of Fiscal 2017
Additional Investments Expected to Add Growth in Fiscal 2019 and Beyond

Salt Lake City, Utah – Franklin Covey Co. (NYSE: FC), a global performance improvement company that creates and distributes world-class content, training, processes, and tools that organizations and individuals use to transform their results, today announced financial results for its third quarter of fiscal 2018, which ended on May 31, 2018.

Introduction

With the fiscal 2016 launch of the All Access Pass (AAP), the Company began a major transition in its business model.  Previously, Franklin Covey sold content and solutions one course, or one solution at a time, and often to only one team at a time.  However, two years ago the Company determined that it could better serve its clients, and substantially expand the breadth and depth of its client impact by providing its world-class content and offerings through subscription-based services, featuring the All Access Pass in the Enterprise Division and The Leader in Me membership in the Education Division.  These new offerings are changing the way in which clients engage with the Company; the extent of both the impact and reach they can have within their organizations; and the flexibility and agility with which they can develop leaders and teams to improve their organization's results.  For example, the All Access Pass provides the Company's clients with a compelling value proposition in which they receive: (1) unlimited access to the Company's current and continually-expanding assemblage of some of the world's most impactful content and solutions; (2) the ability to assemble, integrate, and deliver these solutions through an almost limitless combination of delivery modalities, in 16 languages worldwide; (3) the services of an implementation specialist to help them curate and organize the content and solutions in the AAP into "impact journeys" that exactly meet their needs; (4) at a cost per population trained which is less than or equal to that offered by other providers for just a single course through a single delivery modality; and with (5) an array of affordable add-on implementation services to help clients accomplish their key "jobs-to-be-done."  In the Education Division, The Leader In Me membership provides the Company's educational institution clients with a portal to access content and tools as well as a coach to help schools successfully develop, implement, and utilize The Leader In Me program.

While the transition to this new, flexible subscription model has impacted the portion of the Company's contracted revenue which is recognized in a given period (since under current accounting rules,

subscription revenue is generally deferred and recognized over the corresponding contract period), its progress is increasingly evident both with clients, and in the Company's reported financial results.  Subscription clients are often making larger initial purchases than they did traditionally, then further expanding the populations covered by their subscription, and are purchasing significant amounts of additional services to help them increase the impact within their organizations.  With retention of these customers' subscription revenue at more than 90%, combined with a significant increase in the sales of add-on services, the benefits of this business model have become evident during the first three quarters of fiscal 2018 as sales increased 15%, or $19.2 million, over the prior year to $144.9 million (net of the disruption of the Company's legacy facilitator and onsite sales channels).  Gross profit for the first three quarters of fiscal 2018 increased 25% to $100.5 million, and gross margin improved to 69.4% compared with 64.2% in the first three quarters of fiscal 2017.  Increased sales and gross profit during the first three quarters of fiscal 2018 were partially offset by increased operating expenses, as the Company continues to transition to a new business model focused on subscription offerings and makes investments in content and technology portals to support the future growth of this business.  The Company continues to believe that fiscal 2018 represents a key inflection point that will generally begin a pattern of accelerated increases in financial performance compared with prior periods.  The continued growth and momentum in the Company's subscription and subscription-related revenues is reflected in the 37% increase in the number of paid subscribers to approximately 540,000, compared with May 31, 2017, and the significant growth in add-on service sales.

Financial Overview

The following is a summary of key financial results for the quarter ended May 31, 2018:

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Revenue:  Consolidated revenue for the third quarter of fiscal 2018 increased 15% to $50.5 million, compared with $43.8 million in the third quarter of fiscal 2017.  In addition to the recognition of previously deferred high-margin subscription revenues, the Company's sales were also favorably impacted by increased international direct office sales, increased U.S. regional office sales, increased revenues from businesses acquired in the third and fourth quarters of fiscal 2017, and increased Education segment revenues.  These increases were partially offset by decreased legacy facilitator and onsite revenues during the quarter.

▪
Deferred Subscription Revenue and Unbilled Deferred Revenue:  During the quarter ended May 31, 2018, the Company's subscription and subscription-related revenue grew 43%.  At May 31, 2018, the Company had $34.5 million of deferred subscription revenue on its balance sheet, a 46%, or $10.9 million, increase over deferred subscription revenues on its balance sheet at May 31, 2017.  At May 31, 2018, the Company had $15.1 million of unbilled deferred revenue compared with $2.5 million of unbilled deferred revenue at May 31, 2017.  Unbilled deferred revenue represents business that is contracted but unbilled, and excluded from the Company's balance sheet.

▪
Gross profit:  Third quarter 2018 gross profit was $34.9 million, a 28%, or $7.6 million increase, compared with $27.3 million in the prior year.  The Company's gross margin for the quarter ended May 31, 2018 increased to 69.2% of sales compared with 62.5% in the third quarter of fiscal 2017.  The increase in gross profit and improved gross margin was primarily due to a change in the mix of revenues, as subscription revenues, including the All Access Pass, continue to grow as a percentage of recognized sales.  In addition, the Company exited the publishing business in Japan during the third quarter of fiscal 2017 and recorded a $1.8 million charge to write off the majority of its book inventory located in Japan.

▪
Operating Expenses:  The Company's operating expenses for the quarter ended May 31, 2018 increased by $3.7 million compared with the prior year, which was due to a $4.2 million increase in selling, general, and administrative (SG&A) expenses, a $0.5 million increase in amortization expense, and a $0.3 million increase in depreciation expense.  These increases were partially offset by $1.3 million of restructuring costs in fiscal 2017 that did not repeat in the third quarter of fiscal 2018.  Increased SG&A expenses were primarily related to increased associate costs resulting from investments in new sales and sales related personnel, new implementation specialists, and increased commission expense resulting from higher sales; increased computer hardware and software expenses related to the Company's new AAP portal and new Enterprise Resource Planning (ERP) system; and increased consulting and development costs for various projects and growth initiatives.  Increased amortization expense was due to business acquisitions which were completed in the third and fourth quarters of fiscal 2017.

▪
Operating Income (Loss):  The Company's loss from operations for the third quarter of fiscal 2018 improved to $(2.6) million compared with a loss from operations of $(6.5) million in the third quarter of fiscal 2017.

▪	Adjusted EBITDA: Adjusted EBITDA for the third quarter improved to $0.6 million, compared with a loss of approximately $(18,000) in the third quarter of fiscal 2017.
▪
Net Loss:  The Company reported a net loss of $(2.5) million, or $(.18) per share, for the quarter ended May 31, 2018, compared with a net loss of $(4.5) million, or $(.33) per share, in the third quarter of fiscal 2017, reflecting the above-noted factors.

▪
Cash and Liquidity Remain Strong:  The Company's balance sheet and liquidity position remained healthy through the third quarter of fiscal 2018.  The Company had $11.8 million of cash at May 31, 2018, compared with $8.9 million at August 31, 2017.  At May 31, 2018, the Company had $14.1 million of available borrowing capacity on its revolving line of credit facility.

▪
Fiscal 2018 Outlook:  Based on anticipated increases in its subscription business, the Company reaffirms its previously announced Adjusted EBITDA guidance for fiscal 2018, which is expected to be in the range of $10 million to $15 million.

Bob Whitman, Chairman and Chief Executive Officer, commented, "We are really pleased that in the third quarter, and year-to-date, we have continued to make significant progress on each of the four key objectives which have been our focus over the past several years.  First, we again achieved strong revenue growth in the third quarter, with revenue growing 15%; second, our subscription and subscription-related revenue grew 43% overall, and 66% in our Enterprise Division; third, our gross margin expanded to 69.2%, a 670 basis point increase compared with last year's third quarter; and finally, each of the key factors which are driving a significant increase in the lifetime value of our customers-including more than 90% revenue retention, add-on sales, and the sale of multi-year passes–continued strong in the quarter.  We have strong momentum as we enter the fourth quarter of fiscal 2018 and we expect these same trends to continue, producing continued increases in Adjusted EBITDA and cash flow."

Fiscal 2018 Year-to-Date Financial Results

Consolidated revenue for the first three quarters of fiscal 2018 increased 15%, or $19.2 million, to $144.9 million compared with $125.7 million in the first three quarters of fiscal 2017.  In addition to the recognition of deferred subscription revenues as previously described, the Company's sales were also favorably impacted by increased international direct office revenues, sales from businesses acquired during the second half of fiscal 2017, increased U.S. regional offices revenues, and increased Education segment sales.  During the three quarters ended May 31, 2018, the Company's subscription and subscription-related revenue grew 47%.  Consolidated gross profit for the first three quarters of fiscal 2018 increased 25%, or $19.8 million, to $100.5 million compared with $80.7 million through May 31, 2017.  Gross margin through May 31, 2018 improved to 69.4% compared with 64.2% in the same period of fiscal 2017.  The increase in gross profit and improved gross margin percentage was primarily due to a change in the mix of revenues that featured an increase in high-margin subscription sales.

Operating expenses for the first three quarters of fiscal 2018 increased $14.5 million compared with the first three quarters of fiscal 2017.  The increase was due to a $14.7 million increase in SG&A expenses, primarily driven by investments expected to produce future growth, a $1.8 million increase in amortization expense resulting from recent business acquisitions, and a $0.8 million increase in depreciation expense.  The Company's SG&A expenses increased primarily due to investments in new implementation specialists, sales and sales-related personnel (including new personnel from acquired businesses), and increased commissions on higher sales; a $2.7 million change in expense from adjusting the fair value of estimated contingent consideration liabilities from previous business acquisitions; and increased computer expenses primarily related to the implementation of the Company's new AAP portal and ERP system.  The Company's loss from operations through May 31, 2018 was $(11.0) million compared with a loss of $(16.4) million in the first three quarters of fiscal 2017.  Adjusted EBITDA for the three quarters ended May 31, 2018 improved $3.7 million to $0.5 million compared with a $(3.2) million loss in fiscal 2017.  Net loss for the first three quarters of fiscal 2018 was $(7.7) million, or $(.55) per share, compared with an $(11.8) million loss, or $(.86) per share, through May 31, 2017.

Earnings Conference Call

On Wednesday, June 27, 2018, at 5:00 p.m. Eastern time (3:00 p.m. Mountain time) Franklin Covey will host a conference call to review its financial results for the fiscal quarter ended May 31, 2018.  Interested persons may participate by dialing 888-771-4371 (International participants may dial 847-585-4405), access code: 47144270.  Alternatively, a webcast will be accessible at the following Web site: http://edge.media-server.com/m6/p/e4ohhfio.  A replay will be available from June 27 (7:30 p.m. ET) through July 4, 2018 by dialing 888-843-7419 (International participants may dial 630-652-3042), access code: 47144270#.  The webcast will remain accessible through July 4, 2018 on the Investor Relations area of the Company's Web site at: http://investor.franklincovey.com/phoenix.zhtml?c=102601&p=irol-IRHome.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 including those statements related to the Company's future results and profitability; expected Adjusted EBITDA and growth in deferred revenues in fiscal 2018; expected growth and improved profitability of the subscription-based business model; and other goals relating to the growth of the Company.  Forward-looking statements are based upon management's current expectations and are subject to various risks and uncertainties including, but not limited to: general economic conditions; renewals of subscription contracts; the impact of new sales personnel; the impact of deferred revenues on future financial results; market acceptance of new products or services, including the new AAP portal; the ability to achieve sustainable growth in future periods; and other factors identified and discussed in the Company's most recent Annual Report on Form 10-K and other periodic reports filed with the Securities and Exchange Commission.  Many of these conditions are beyond the Company's control or influence, any one of which may cause future results to differ materially from the Company's current expectations, and there can be no assurance that the Company's actual future performance will meet management's expectations.  These forward-looking statements are based on management's current expectations and the Company undertakes no obligation to update or revise these forward-looking statements to reflect events or circumstances subsequent to this press release.

Non-GAAP Financial Information

Refer to the attached table for the reconciliation of a non-GAAP financial measure, "Adjusted EBITDA," to consolidated net loss, the most comparable GAAP financial measure.  The Company defines Adjusted EBITDA as net income or loss excluding the impact of interest expense, income taxes, amortization, depreciation, stock-based compensation expense, and certain other items such as adjustments to the fair value of expected contingent consideration liabilities arising from business acquisitions.  The Company references this non-GAAP financial measure in its decision making because it provides supplemental information that facilitates consistent internal comparisons to the historical operating performance of prior periods and the Company believes it provides investors with greater transparency to evaluate operational activities and financial results.  The Company is unable to provide a reconciliation of the above forward-looking estimate of non-GAAP Adjusted EBITDA to GAAP measures because certain information needed to make a reasonable forward-looking estimate is difficult to estimate and dependent on future events which may be uncertain or out of the Company's control, including the amount of AAP contracts invoiced, the number of AAP contracts that are renewed, necessary costs to deliver the Company's offerings such as unanticipated curriculum development costs, and other potential variables.  Accordingly, a reconciliation is not available without unreasonable effort.

About Franklin Covey Co.

Franklin Covey Co. (NYSE:FC) (www.franklincovey.com) is a global, public company specializing in organizational performance improvement.  We help organizations and individuals achieve results that require a change in human behavior.  Our expertise is in seven areas: leadership, execution, productivity, trust, sales performance, customer loyalty and education.  Over its history, Franklin Covey clients have included 90 percent of the Fortune 100, more than 75 percent of the Fortune 500, thousands of small and mid-sized businesses, as well as numerous government entities and educational institutions. Franklin Covey has more than 100 direct and partner offices providing professional services in over 150 countries and territories.

Investor Contact: Franklin Covey Steve Young 801-817-1776 investor.relations@franklincovey.com	Media Contact: Franklin Covey Debra Lund 801-817-6440 Debra.Lund@franklincovey.com

FRANKLIN COVEY CO.
Condensed Consolidated Statements of Operations
(in thousands, except per-share amounts, and unaudited)

	Quarter Ended		Three Quarters Ended
	May 31,	May 31,	May 31,	May 31,
	2018	2017	2018	2017

Net sales	$50,461	$43,751	$144,939	$125,734

Cost of sales	15,545	16,410	44,411	45,054
Gross profit	34,916	27,341	100,528	80,680

Selling, general, and administrative	34,910	30,713	103,830	89,177
Restructuring costs	-	1,335	-	1,335
Contract termination costs	-	-	-	1,500
Depreciation	1,267	949	3,547	2,743
Amortization	1,326	835	4,117	2,278
Loss from operations	(2,587)	(6,491)	(10,966)	(16,353)

Interest expense, net	(501)	(532)	(1,627)	(1,551)
Loss before income taxes	(3,088)	(7,023)	(12,593)	(17,904)

Income tax benefit	554	2,482	4,927	6,073
Net loss	$(2,534)	$(4,541)	$(7,666)	$(11,831)

Net loss per common share:
Basic and diluted	$(0.18)	$(0.33)	$(0.55)	$(0.86)

Weighted average common shares:
Basic and diluted	13,896	13,834	13,829	13,817

Other data:
Adjusted EBITDA(1)	$588	$(18)	$524	$(3,204)

(1) The term Adjusted EBITDA (earnings before interest, income taxes, depreciation, amortization, share-based compensation, and certain other items) is a non-GAAP financial measure that the Company believes is useful to investors in evaluating its results. For a reconciliation of this non-GAAP measure to the most comparable
GAAP equivalent, refer to the Reconciliation of Net Loss to Adjusted EBITDA as shown below.

FRANKLIN COVEY CO.
Reconciliation of Net Loss to Adjusted EBITDA
(in thousands and unaudited)

	Quarter Ended		Three Quarters Ended
	May 31,	May 31,	May 31,	May 31,
	2018	2017	2018	2017
Reconciliation of net loss to Adjusted EBITDA:
Net loss	$(2,534)	$(4,541)	$(7,666)	$(11,831)
Adjustments:
Interest expense, net	501	532	1,627	1,551
Income tax benefit	(554)	(2,482)	(4,927)	(6,073)
Amortization	1,326	835	4,117	2,278
Depreciation	1,267	949	3,547	2,743
Stock-based compensation	446	1,210	2,182	3,987
Costs to exit Japan publishing business	-	1,792	-	1,792
Restructuring costs	-	1,335	-	1,335
Contract termination costs	-	-	-	1,500
Increase (reduction) to contingent earnout liability	136	-	789	(1,936)
ERP implementation costs	-	327	855	920
China start-up costs	-	-	-	505
Other	-	25	-	25

Adjusted EBITDA	$588	$(18)	$524	$(3,204)

Adjusted EBITDA margin	1.2%	0.0%	0.4%	-2.5%

FRANKLIN COVEY CO.
Additional Sales Information
(in thousands and unaudited)

	Quarter Ended		Three Quarters Ended
	May 31,	May 31,	May 31,	May 31,
	2018	2017	2018	2017
Sales Detail by Segment:
Direct offices	$36,331	$30,075	$103,802	$86,595
Education	9,235	8,596	27,418	25,187
International licensees	3,543	3,822	9,909	10,191
Corporate and other	1,352	1,258	3,810	3,761

Total	$50,461	$43,751	$144,939	$125,734

FRANKLIN COVEY CO.
Condensed Consolidated Balance Sheets
(in thousands and unaudited)

	May 31,	August 31,
	2018	2017
Assets
Current assets:
Cash	$11,774	$8,924
Accounts receivable, less allowance for
doubtful accounts of $2,975 and $2,310	51,035	66,343
Receivable from related party	955	1,020
Inventories	3,747	3,353
Income taxes receivable	816	259
Prepaid expenses and other current assets	11,265	11,936
Total current assets	79,592	91,835

Property and equipment, net	21,750	19,730
Intangible assets, net	53,185	57,294
Goodwill	24,220	24,220
Long-term receivable from related party	251	727
Deferred income tax assets	7,207	1,647
Other long-term assets	13,429	15,278
	$199,634	$210,731

Liabilities and Shareholders' Equity
Current liabilities:
Current portion of financing obligation	$2,034	$1,868
Current portion of term notes payable	6,250	6,250
Accounts payable	8,652	9,119
Deferred revenue	39,190	40,772
Accrued liabilities	17,130	22,617
Total current liabilities	73,256	80,626

Line of credit	15,866	4,377
Term notes payable, less current portion	8,125	12,813
Financing obligation, less current portion	19,530	21,075
Other liabilities	4,519	5,742
Deferred income tax liabilities	39	1,033
Total liabilities	121,335	125,666

Shareholders' equity:
Common stock	1,353	1,353
Additional paid-in capital	210,521	212,484
Retained earnings	61,790	69,456
Accumulated other comprehensive income	832	667
Treasury stock at cost, 13,169 and 13,414 shares	(196,197)	(198,895)
Total shareholders' equity	78,299	85,065
	$199,634	$210,731